Exhibit 8.01

May 23, 2007

Re:                               Issuance and Sale of $1,000,000,000 5.857% Fixed Rate MCAPS and $500,000,000 Floating Rate MCAPS, Lehman Brothers Holdings, Inc.

Lehman Brothers Holdings, Inc.

745 Seventh Avenue

New York, NY 10019

Ladies and Gentlemen:

We have acted as special tax counsel to Lehman Brothers Holdings, Inc., a Delaware corporation (the “Company”), Lehman Brothers Holdings Capital Trust VII (“Trust VII”) and Lehman Brothers Holdings Capital Trust VIII (“Trust VIII” and together, the “Trusts”), each a Delaware statutory trust, in connection with the preparation and filing by the Company and the Trusts with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 3 (“Post-Effective Amendment No. 3”) to the Automatic Shelf Registration Statement (the “Registration Statement”) on Form S-3 (File No. 333-134553), under the Securities Act of 1933, as amended (the “Act”), as it became effective under the Act, and relating to (A) $1,000,000,000 of 5.857% Fixed Rate Mandatory Capital Advantaged Preferred Securities; and (B) $500,000,000 of Floating Rate Normal Mandatory Capital Advantaged Preferred Securities (together, the “Normal MCAPS”); The Normal MCAPS will be offered for sale to investors pursuant to the Company’s prospectuses dated May 8, 2007 (the “Prospectuses”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act.

The Trust Securities are guaranteed by the Company with respect to the payment of distributions and payments upon liquidation, redemption and otherwise pursuant to, and to the extent set forth in, the Trust Guarantees (as defined below) delivered by the Company, as Guarantor, and U.S. Bank National Association, as trustee (the “Guarantee Trustee”), for the benefit of the holders of the Trust Securities of Trust VII and Trust VIII. All capitalized terms used in this opinion letter and not otherwise defined herein shall have the meaning ascribed to such terms in the Prospectuses.

In delivering this opinion letter, we have reviewed and relied upon: (i) the Registration Statement, including Post-Effective Amendment No. 3; (ii) the Prospectuses; (iii) the Indenture (the “Indenture”) dated February 1, 1996 between the Company and JPMorgan Chase Bank, N.A. (as successor to The Chase Manhattan Bank), as trustee, as supplemented by (1) the Eleventh Supplemental Indenture, dated as of May 17, 2007, between the Company and U.S. Bank National Association, as trustee (the “Indenture Trustee”), and (2) the Twelfth Supplemental Indenture dated as of May 17, 2007, between the Company and the Indenture Trustee (and together, the “Indentures”); (iv) the Amended and Restated Declaration of Trust of Lehman Brothers Holdings Capital Trust VII (the “Declaration of Trust VII”), dated as of May 17, 2007, among the Company, as Sponsor, U.S. Bank National Association, as Property Trustee, U.S. Bank Trust National Association, as the Delaware Trustee, and the Regular Trustees as named therein; (v) the Amended and Restated Declaration of Trust of Lehman Brothers Holdings Capital Trust VIII (the “Declaration of Trust VIII,” and, together with the Declaration of Trust VII, the “Declarations of Trust”), dated as of May 17, 2007, among the

Company, as Sponsor, U.S. Bank National Association, as Property Trustee, U.S. Bank Trust National Association, as the Delaware Trustee, and the Regular Trustees as named therein; (vi) the Guarantee Agreement of Lehman Brothers Holdings Capital Trust VII (the “Trust VII Guarantee”), delivered by the Company, as Guarantor, and the Guarantee Trustee,  for the benefit of the holders of the Trust Securities of Lehman Brothers Holdings Capital Trust VII; (vii) the Guarantee Agreement of Lehman Brothers Holdings Capital Trust VII (the “Trust VIII Guarantee,” and, together with the Trust VII Guarantee, the “Trust Guarantees”), delivered by the Company, as Guarantor, and the Guarantee Trustee,  for the benefit of the holders of the Trust Securities of Lehman Brothers Holdings Capital Trust VIII; (viii) the Stock Purchase Contract Agreement (the “Fixed Rate MCAPS Stock Purchase Contract Agreement”), dated as of May 17, 2007, between the Company and U.S. Bank National Association, as stock purchase contract agent (the “Stock Purchase Contract Agent”); (ix) the Stock Purchase Contract Agreement (the “Floating Rate MCAPS Stock Purchase Contract Agreement,” and, together with the Fixed Rate MCAPS Stock Purchase Contract Agreement, the “Stock Purchase Contract Agreements”), dated as of May 17, 2007, between the Company and the Stock Purchase Contract Agent; (x) the Collateral Agreement (the “Fixed Rate MCAPS Collateral Agreement”), dated as of May 17, 2007, among the Company, the Bank of New York, as collateral agent and securities intermediary (the “Collateral Agent”), and the Stock Purchase Contract Agent; and (xi) the Collateral Agreement (the “Floating Rate MCAPS Collateral Agreement,” and, together with the Fixed Rate MCAPS Collateral Agreement, the “Collateral Agreements”), dated as of May 17, 2007, among the Company, the Collateral Agent, and the Stock Purchase Contract Agent; and

have made such other investigations as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In rendering the opinions described below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the transactions related to the issuance of the Normal MCAPS will be consummated in accordance with the terms of the documents and forms of documents described herein.

Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein and in the Prospectuses, we are of the opinion that, (i) assuming that the Trusts were formed and will be maintained in compliance with the terms of the Declarations of Trust, the Trusts will be classified as grantor trusts and not as associations taxable as  corporations for United States federal income tax purposes, and (ii) the statements made in the Prospectuses under the caption, “Certain United States Federal Income Tax Consequences” insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

We express no opinions with respect to the transactions referred to herein or in the Prospectuses other than as expressly set forth herein. Moreover, we note that there is no authority directly on point dealing with securities such as the Normal MCAPS or transactions of the type described herein and that our opinions are not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. Nevertheless, we believe that the opinions expressed herein, if challenged, would be sustained by a court with jurisdiction in a properly presented case.

We do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion letter as an exhibit to the Corporation’s report on Form 8-K (which is deemed incorporated by reference into the prospectus constituting part of Post-Effective Amendment No. 3) and to the use of our name under the captions “Certain United States Federal Income Tax Consequences” and “Legal Matters” in the Prospectuses.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP